Exhibit 10.20

NOMINEE AND INDEMNITY AGREEMENT

This Nominee and Indemnity Agreement (“Agreement”) is entered into as of September 1, 2020, among Catterton Management Company, L.L.C. (“Manager”) as investment manager of CGP2 Lone Star, LP. (“Investor”) and Scott Dahnke (“Director”).

RECITALS

A. Director has recently been appointed to serve as a member of the board of directors (the “Board”) of Vroom, Inc., a Delaware corporation (“Company”);

B. The Company shall compensate Director for his service on the Board in part with periodic grants of awards to acquire shares of the Company’s Common Stock, currently in the form of restricted stock units (the “Stock Awards”);

C. Director is providing and will provide such services to Company solely in his capacity as a representative of Investor, and is subject to a pre-existing, legally binding agreement that requires that any rights, payments, benefits and/or securities delivered to Director by Company relating to Director’s services to Company shall be received by Manager on behalf of Director solely for the benefit of Investor;

D. Merely for convenience, Director shall acquire legal title to the Stock Awards;

E. Director will also be paid cash compensation by the Company from time to time in the future in consideration of Director’s service on the Board, excluding any amounts paid to Director in reimbursement for expenses incurred to participate in meetings of the Board (“Cash Fees”);

F. Investor wishes that Director hold the Stock Awards merely as nominee for Investor and that any and all Cash Fees be paid directly to Manager solely for the benefit of Investor;

G. Director agrees to hold the Stock Awards merely as nominee for Investor; and

H. Director agrees that all Cash Fees shall be paid directly to Manager by the Company.

Now, therefore, for good and valuable consideration, the receipt and adequacy of which is acknowledged hereby, the parties hereto agree as follows:

AGREEMENT

1. Director agrees that Company shall pay the Cash Fees directly to Manager and not to Director.

2. Director agrees that he will hold the Stock Awards merely as nominee for Investor. Director agrees that he has no discretionary duties with respect to any of the Stock

Awards, but must act only on explicit instructions of Manager acting on behalf of Investor. Director agrees to act upon such instructions and to take no action with respect to any Stock Award in the absence of such instructions.

3. Director agrees to hold the Stock Awards for convenience only and acknowledges and agrees that he will not assert any rights of ownership of any Stock Award (except in his capacity as a representative of Investor and its affiliates).

4. Director agrees to account fully to Investor as to the Stock Awards.

5. From time to time, Manager, acting on behalf of Investor, may request that Director sell shares acquired under the terms of a Stock Award. After all contractual vesting requirements based on service as a member of the Board have been satisfied by Director, Manager may request that Director transfer legal title to the shares of the Company’s Common Stock (“Common Stock”) subject to the Stock Award to Investor or an affiliate of Investor, including Manager. Unless Investor issues different instructions, such transfer of legal title of Common Stock shall be made to Manager. Investor hereby agrees to assume all obligations of Director under any agreement or other process for implementing the sale or transfer of some or all of the shares of Common Stock covered by a Stock Award and to indemnify and hold harmless Director and Company against any and all expenses, claims, obligations, actions, damages, amounts paid or payable in settlement and all other liabilities (including without limitation reasonable attorney’s fees and costs) (collectively, “Liabilities” and individually, a “Liability”) resulting from or incurred by Director or Company in connection with the issuance, holding, sale, exchange or other transfer of the Stock Award or any shares of Common Stock subject to the Stock Award; provided, that Investor shall have no obligation under this Section 5 with respect to any particular Liability to the extent caused by the gross negligence or willful misconduct of Director or Company, including but not limited to a grossly negligent or willful breach by Director of Director’s obligations under this Agreement.

6. Manager agrees to take responsibility for all tax consequences arising from the Cash Fees or under any Stock Award and to indemnify each of Director and Company with respect to any tax liabilities that may be incurred by Director or Company with respect to the Cash Fees or any Stock Award. Company agrees to treat Manager as the holder of the Stock Award solely with respect to any tax reporting obligations of Company and to treat Manager as the payee of the Cash Fees with respect to any tax reporting obligations of Company. Company agrees to pay the Cash Fees directly to Manager and to implement any transfer of Common Stock requested by Manager pursuant to Section 5 above that is in compliance with applicable law. Company is a party to this Agreement solely for the purpose of indicating its acknowledgement of and agreement to the manner in which it shall discharge its obligations regarding the treatment of the Cash Fees and the Stock Awards set forth in this Section 6 and to receive the benefits of Investor’s and Manager’s indemnification of Company as set forth herein.

7. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, that all of which together shall constitute one and the same instrument. This Agreement may only be modified in a writing signed by both parties. No modification of this Agreement which attempts either to reduce Company’s rights or to alter Company’s responsibilities under this Agreement shall be effective without Company’s express written consent to such modification.

In Witness Whereof, the parties hereto have executed this Agreement on the date first above written.

Manager:

By:	/s/ Daniel Reid
Name:	Daniel Reid
Title:	General Counsel, CCO

Investor:

By:	/s/ Michael Farello
Name:	Michael Farello
Title:	Authorized Signatory

Director:

Scott Dahnke
Name:	/s/ Scott Dahnke

Company:
By:	/s/ David Jones
Name:	David Jones
Title:	CFO